Exhibit 4.16

Leveraged Finance 3rd Floor 54 Lombard Street London EC3P 3AH

ebookers plc
25 Farringdon Street
London
EC4A 4AB

Tel 020 7699 5000 Fax 020 7699 2770/3275 www.barclays.com Barclays

Dear Sirs  21 January 2003

Facilities Agreement made on or about the date hereof between (1) ebookers plc and (2) Barclays Bank plc ("The Facilities Agreement")

We refer to the Facilities Agreement and terms defined therein shall have the same meaning when used in this letter unless the contrary is otherwise indicated.

This letter is supplemental to the Facilities Agreement and is a Finance Document.

Further to our recent discussions, we write to confirm our agreement with you that you will use your best endeavours to reduce the amount of the Guarantee Facility C to £7,500,000 within three months of the Completion Date. We should be grateful if you would confirm this agreement by signing, dating and returning to us this letter.

Yours faithfully

For and on behalf of Barclays Bank Plc

Signed	/s/ John Box

We, ebookers plc hereby irrevocably and unconditionally confirm our agreement as described above.

For and on behalf of ebookers plc

Signed	/s/ Nigel Addison Smith

Dated	21 January 2003